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                                                                   Exhibit 99(b)



INDEPENDENT AUDITORS' REPORT
----------------------------

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (the "Company") as of December 26, 1997, and December 27, 1996, and for each of the three years in the period ended December 26, 1997, and have issued our report thereon dated February 23, 1998. Such consolidated financial statements and our report thereon are included in the Company's 1997 Annual Report on Form 10-K, which is incorporated herein by reference.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of the Company as of December 29, 1995, December 30, 1994, and December 31, 1993 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the two years in the period ended December 30, 1994 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data", included in the Company's 1997 Annual Report on Form 10-K, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.


/s/ Deloitte & Touche LLP
February 23, 1998